Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Duke Holding Inc.

We hereby consent to the inclusion in this Amendment No. 4 to Registration Statement on Form S-1 (No. 333-291047) of Duke Holding Inc. and its subsidiaries (the “Company”) of our report dated October 30, 2026, relating to our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

October 30, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us